Exhibit 99.1

SOURAV GHOSH Chief Financial Officer (240) 744-5267	JAIME MARCUS Investor Relations (240) 744-5117 ir@hosthotels.com

Host Hotels & Resorts, Inc. Reports Results for 2024
$1.5 Billion of Acquisitions Completed in 2024
Full Year Comparable Hotel Total RevPAR Growth of 2.1%
Balanced Maturity Schedule with Net Issuance of $900 Million of Senior Notes in 2024
BETHESDA, Md; February 19, 2025 – Host Hotels & Resorts, Inc. (NASDAQ: HST) (the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced results for fourth quarter and full year 2024.
OPERATING RESULTS
(unaudited, in millions, except per share and hotel statistics)

	Quarter ended December 31,			Year ended December 31,
	2024	2023	Percent Change	2024	2023	Percent Change
Revenues	$1,428	$1,323	7.9%	$5,684	$5,311	7.0%
Comparable hotel revenues⁽¹⁾	1,375	1,330	3.4%	5,546	5,418	2.4%
Comparable hotel Total RevPAR⁽¹⁾	351.01	339.65	3.3%	355.88	348.70	2.1%
Comparable hotel RevPAR⁽¹⁾	212.86	206.67	3.0%	216.06	214.15	0.9%

Net income	$109	$134	(18.7%)	$707	$752	(6.0%)
EBITDAre⁽¹⁾	367	381	(3.7%)	1,726	1,632	5.8%
Adjusted EBITDAre⁽¹⁾	373	378	(1.3%)	1,656	1,629	1.7%

Diluted earnings per common share	$0.15	$0.19	(21.1%)	$0.99	$1.04	(4.8%)
NAREIT FFO per diluted share⁽¹⁾	0.44	0.44	—%	1.97	1.92	2.6%
Adjusted FFO per diluted share⁽¹⁾	0.44	0.44	—%	1.97	1.92	2.6%
*Additional detail on the Company’s results, including data for 24 domestic markets and Top 40 hotels by Total RevPAR, is available in the Fourth Quarter 2024 Supplemental Financial Information on the Company’s website at www.hosthotels.com.
James F. Risoleo, President and Chief Executive Officer, said, “Host delivered comparable hotel Total RevPAR growth of 3.3% over the fourth quarter of 2023, and full year growth of 2.1% driven by improvements in food and beverage revenues from group business. Comparable hotel RevPAR increased 3.0% for the quarter and 0.9% for the full year as a result of higher rates, improving leisure transient trends in Maui and strong group demand."
Risoleo continued, “Over the course of 2024, we continued to successfully allocate capital through acquisitions, reinvestment in our portfolio, share repurchases and dividends. During the year, we acquired $1.5 billion of iconic and irreplaceable real estate across four properties, three of which are in new markets for Host. We also reinvested $548 million in our portfolio through capital expenditures and resiliency investments and made progress on the Hyatt Transformational Capital Program and the condo development at the Four Seasons Resort Orlando at Walt Disney World® Resort. Additionally, we returned $844 million of capital to stockholders through dividends and share repurchases. Looking into 2025, we are encouraged by the state of travel. Our 2025 comparable hotel Total RevPAR guidance range estimates growth of 1.0% to 3.0% over 2024, and we continue to believe our investment grade balance sheet puts Host in a position to take advantage of potential opportunities in the future.”
_______________________________
(1)NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, EBITDAre, Adjusted EBITDAre and comparable hotel revenues are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures. Additionally, comparable hotel results and statistics include adjustments for dispositions, acquisitions and non-comparable hotels. See Hotel Operating Data for RevPAR results of the portfolio based on the Company's ownership period without these adjustments.

HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 19, 2025

2024 HIGHLIGHTS:
•Comparable hotel Total RevPAR was $355.88 for full year 2024, representing an increase of 2.1% compared to 2023, primarily due to improvements in food & beverage revenues driven by strengthening group business throughout the year, as well as an increase in other revenues from ancillary spend.
•Comparable hotel RevPAR was $216.06 for full year 2024, representing an increase of 0.9% compared to 2023, reflecting strong group demand tempered by moderating domestic leisure demand and a delayed recovery in Maui following the August 2023 wildfires.
•GAAP net income was $707 million for full year 2024, a 6.0% decrease compared to 2023, reflecting a decline in gains on asset sales and an increase in interest expense. Operating profit margin was 15.4%, a decline of 20 basis points compared to 2023 driven by Maui performance combined with increased wages and other inflationary expense pressures in comparison to 2023, partially offset by an increase in net gains on insurance settlements.
•Comparable hotel EBITDA was $1,622 million, an increase of 0.3% compared to 2023, benefiting from an increase in business interruption proceeds at the Company's comparable hotels. However, comparable hotel EBITDA margin declined 60 basis points to 29.2%. The decline, as expected, was driven by Maui performance and the increased wages and other inflationary expense pressures.
•Adjusted EBITDAre was $1,656 million, exceeding 2023 by 1.7%, despite a $43 million decrease in business interruption proceeds. The improvements were driven by operations from properties acquired in 2024 and The Ritz-Carlton, Naples, which was closed in the first half of 2023 due to Hurricane Ian.
•Invested over $1.5 billion in the acquisition of four hotels, including the 450-room The Ritz-Carlton O'ahu, Turtle Bay, 234-room 1 Hotel Central Park, 215-room 1 Hotel Nashville and 506-room Embassy Suites by Hilton Nashville Downtown.
•Completed vertical construction of the mid-rise building and started framing construction of the boutique villas, marking a significant milestone in the development of 40 Four Seasons-branded and managed residences at the Four Seasons Resort Orlando at Walt Disney World® Resort. Sales efforts began in November 2024 resulting in commitments for nearly one-third of the units.
•Issued $1.3 billion of senior notes through two separate underwritten public offerings and repaid $400 million of senior notes at maturity.
•Repurchased 6.3 million shares during 2024 at an average price of $16.99 per share through the Company's common share repurchase program for a total of $107 million. As of December 31, 2024, the Company has approximately $685 million of remaining capacity under the repurchase program, pursuant to which its common stock may be purchased from time to time, depending upon market conditions.
•The Company achieved a new milestone in its sustainability efforts for renewable energy use and green building recertifications, resulting in the maximum pricing benefit under its credit facility, for a total reduction of 5 basis points on the interest rate for the outstanding term loans. The Company had four properties achieve LEED® certification during the year, and now owns a total of 20 in its portfolio.
Results for Fourth Quarter 2024
•Comparable hotel Total RevPAR was $351.01 for the fourth quarter of 2024, representing an increase of 3.3% compared to the same period in 2023, primarily due to improvements in food & beverage revenues driven by group business, as well as an increase in other revenues from ancillary spend.
•Comparable hotel RevPAR was $212.86 for the fourth quarter, representing an increase of 3.0% compared to the same period in 2023. The increase reflected higher rates driven by transient leisure demand. However, results were tempered by a continued imbalance in international outbound travel from the U.S. compared to international inbound travel.
•GAAP net income was $109 million for the fourth quarter of 2024, reflecting a 18.7% decrease compared to the fourth quarter of 2023, and GAAP operating profit margin was 11.0%, a decline of 210 basis points compared to the fourth quarter of 2023, both affected by a $35 million decrease in net gains on insurance settlements.

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HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 19, 2025

•Comparable hotel EBITDA was $387 million for the fourth quarter of 2024, a 4.6% increase compared to the fourth quarter of 2023, leading to a comparable hotel EBITDA margin improvement of 30 basis points to 28.1%. The improvement for the quarter was driven by improvements in rate and an increase in ancillary spend.
•Adjusted EBITDAre was $373 million for the fourth quarter of 2024, a decrease of 1.3% compared to 2023. Fourth quarter 2024 was affected by impacts from the hurricanes, as discussed below, while fourth quarter 2023 results benefited from business interruption proceeds of $26 million, with none recognized in the fourth quarter of 2024.
Hurricanes and Maui Update
•Many of the Company's hotels in Florida were affected by Hurricanes Helene and Milton, which made landfall in September and October of 2024, respectively. Due to evacuation mandates and/or loss of commercial power, four of the Company's properties in Florida were temporarily closed, three of which reopened shortly after power was restored. The enhanced resilience projects implemented during the reconstruction of The Ritz-Carlton, Naples were successful in minimizing damage to the resort during the two hurricanes. The Don Cesar, where the most significant damage was sustained, is currently the only hotel that remains closed to guests.
The Company currently expects a phased reopening of The Don CeSar beginning late in the first quarter of 2025. The Company is still evaluating the complete remediation plans and disruption impacts of the storms, but currently estimates the total property damage and remediation costs related to The Don CeSar to be approximately $100 million - $110 million. The Company believes its insurance coverage will be sufficient to cover the property remediation and reconstruction costs and the near-term loss of business in excess of its deductibles of approximately $20 million, although the timing for the receipt of insurance proceeds remains uncertain. In the fourth quarter of 2024, the Company recorded a loss of $6 million related to property damage and remediation costs at certain other properties for which an insurance claim will not be filed. The Company estimates that Hurricanes Helene and Milton negatively impacted its full year net income by $21 million and Adjusted EBITDAre by $15 million.
•In 2024, the Company completed the final steps of the restoration efforts at The Ritz-Carlton, Naples following Hurricane Ian. These steps included bringing the permanent central energy plant online and reaching a final settlement with the Company's insurance carriers on covered costs related to damage and disruption caused by Hurricane Ian, which totaled $308 million. In total, $99 million of the insurance receipts were recognized as a gain on business interruption, of which $19 million was received in 2024.
•Effects from the wildfires in Maui that occurred in August of 2023 continued throughout 2024. For the full year, the estimated impact from the Company's Maui hotels and golf courses on RevPAR is 160 basis points, and the net impact to operating profit margin and comparable hotel EBITDA margins, including the effects of the business interruption proceeds received, was 20 basis points.
The Company previously settled its claim on the Maui wildfires and recognized $21 million of insurance proceeds as a gain on business interruption in the second quarter of 2024.
BALANCE SHEET
The Company maintains a robust balance sheet, with the following balances at December 31, 2024:
•Total assets of $13.0 billion.
•Debt balance of $5.1 billion, with a weighted average maturity of 5.2 years, a weighted average interest rate of 4.7%, and a balanced maturity schedule.
•Total available liquidity of approximately $2.3 billion, including furniture, fixtures and equipment escrow reserves of $242 million and $1.5 billion available under the revolver portion of the credit facility.
DIVIDENDS
The Company paid a fourth quarter common stock cash dividend of $0.30 per share on January 15, 2025 to stockholders of record on December 31, 2024, which included a $0.10 per share special dividend, bringing the total

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HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 19, 2025

dividends declared in 2024 to $0.90 per share. On February 19, 2025, the Company announced a regular quarterly cash dividend of $0.20 per share on its common stock. The dividend will be paid on April 15, 2025 to stockholders of record on March 31, 2025. All future dividends, including any special dividends, are subject to approval by the Company’s Board of Directors. There were no common share repurchases in the fourth quarter.
HOTEL BUSINESS MIX UPDATE
The Company’s customers fall into three broad groups: transient, group and contract business, which accounted for approximately 60%, 36%, and 4%, respectively, of its full year 2024 room sales.
The following are the results for transient, group and contract business in comparison to 2023 performance, for the Company's current portfolio. Results reflect lower group in the fourth quarter of 2024 as compared to 2023 as the Company's properties in Maui benefited from recovery and relief group business in fourth quarter of 2023:

	Quarter ended December 31, 2024			Year ended December 31, 2024
	Transient	Group	Contract	Transient	Group	Contract
Room nights (in thousands)	1,479	958	192	5,966	4,256	752
Percent change in room nights vs. same period in 2023	2.8%	(4.8%)	0.3%	(0.3%)	0.8%	2.7%
Rooms revenues (in millions)	$524	$270	$40	$2,016	$1,196	$155
Percent change in revenues vs. same period in 2023	7.7%	(5.3%)	6.2%	(0.3%)	2.7%	11.5%
CAPITAL EXPENDITURES
The following presents the Company’s capital expenditures spend for 2024 and the forecast for full year 2025 (in millions):

	Year ended December 31, 2024	2025 Full Year Forecast

	Actual	Low-end of range	High-end of range
ROI - Hyatt Transformational Capital Programs	$155	$170	$180
All other return on investment ("ROI") projects	105	100	135
Total ROI Projects	260	270	315
Renewals and Replacements ("R&R")	252	240	275
R&R and ROI Capital expenditures	512	510	590
R&R - Property Damage Reconstruction	36	70	80
Total Capital Expenditures	$548	$580	$670

Inventory spend for condo development(1)	64	75	85
Total capital allocation	$612	$655	$755
__________
(1)Represents construction costs for the development of condominium units on a land parcel adjacent to Four Seasons Resort Orlando at Walt Disney World® Resort. Under GAAP, costs to develop units for resale are considered an operating activity on the statement of cash flows, and categorized as inventory. This spend is separate from payments for capital expenditures, which are considered investing activities.
The estimated property damage reconstruction in 2025 includes the expected spend to complete the restoration at The Don CeSar following Hurricanes Helene and Milton. Under the Hyatt Transformational Capital Program, the Company received $2 million of operating guarantees in the fourth quarter of 2024 to offset business disruptions,

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HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 19, 2025

bringing the total to $9 million in 2024. The Company expects to receive approximately $27 million of operating guarantees in 2025.
2025 OUTLOOK
The 2025 guidance range contemplates a stable operating environment with continued improvement in group business, a continued gradual recovery in business transient, steady leisure demand, and improving demand on Maui as the island recovers from the August 2023 wildfires. The Company anticipates mid-single digit RevPAR growth in the first quarter, with January comparable hotel RevPAR growth up 9.5% over 2024. For the remaining three quarters, the Company anticipates RevPAR growth in the low single digits.
Operating profit margin and comparable hotel EBITDA margin in 2025 are expected to decline compared to 2024, due to growth in wages, real estate taxes and insurance, as well as the continued impacts from the Maui wildfires and a decrease in business interruption proceeds. The guidance range for net income and Adjusted EBITDAre reflects an expected decline in interest income and includes $9 million of gains from business interruption proceeds related to Hurricanes Helene and Milton, which are expected to be received in the first half of 2025. Additional insurance receipts related to the hurricanes are under discussion with insurance carriers and the timing for the receipt of these proceeds remains uncertain. The guidance range for net income and Adjusted EBITDAre also includes an estimated $25 million contribution from sales at the condominium development adjacent to the Four Seasons Resort Orlando at Walt Disney® Resort.
The Company anticipates its 2025 operating results as compared to 2024 will be in the following range:

	Full Year 2025 Guidance
	Low-end of range	High-end of range	Change vs 2024
Comparable hotel Total RevPAR	$368	$375	1.0% to 3.0%
Comparable hotel RevPAR	$221	$225	0.5% to 2.5%
Total revenues under GAAP (in millions)	$5,996	$6,102	5.5% to 7.4%
Operating profit margin under GAAP	11.8%	12.6%	(360) bps to (280) bps
Comparable hotel EBITDA margin	27.2%	27.8%	(210) bps to (150) bps
Based upon the above parameters, the Company estimates its 2025 guidance as follows:

	Full Year 2025 Guidance
	Low-end of range	High-end of range
Net income (in millions)	$486	$546
Adjusted EBITDAre (in millions)	$1,590	$1,650
Diluted earnings per common share	$0.68	$0.77
NAREIT FFO per diluted share	$1.79	$1.87
Adjusted FFO per diluted share	$1.82	$1.91
See the 2025 Forecast Schedules and the Notes to Financial Information for items that may affect forecast results and the Fourth Quarter 2024 Supplemental Financial Information for additional detail on the mid-point of full year 2025 guidance. Effective January 1, 2025, the Company will begin excluding from the calculation of Adjusted EBITDAre and Adjusted FFO per diluted share the expense recorded for non-cash stock-based compensation. In 2024, this amount totaled $24 million. In this release, 2024 results have not been adjusted to reflect this change and, accordingly, a portion of the increase in guidance relative to 2024 is a result of this change.
ABOUT HOST HOTELS & RESORTS
Host Hotels & Resorts, Inc. is an S&P 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 76 properties in the United States and five properties internationally totaling approximately 43,400 rooms. The Company also holds non-controlling interests in seven domestic and one international joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, The Luxury Collection®,

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HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 19, 2025

Hyatt®, Fairmont®, 1 Hotels®, Hilton®, Four Seasons®, Swissôtel®, ibis® and Novotel®, as well as independent brands. For additional information, please visit the Company’s website at www.hosthotels.com.
Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include, but may not be limited to, our expectations regarding the recovery of travel and the lodging industry, the impact of the Maui wildfires and 2025 estimates with respect to our business, including our anticipated capital expenditures and financial and operating results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to, those described in the Company’s annual report on Form 10-K and other filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of February 19, 2025, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
*This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks have any responsibility or liability for any information contained in this press release.
*** Tables to Follow ***

© Host Hotels & Resorts, Inc.	PAGE 6 OF 25

HOST HOTELS & RESORTS, INC. NEWS RELEASE	February 19, 2025

Host Hotels & Resorts, Inc., herein referred to as “we,” “Host Inc.,” or the “Company,” is a self-managed and self-administered real estate investment trust that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of December 31, 2024, which are non-controlling interests in Host LP in our consolidated balance sheets and are included in net (income) loss attributable to non-controlling interests in our condensed consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

2024 OPERATING RESULTS	PAGE NO.

Condensed Consolidated Balance Sheets (unaudited) December 31, 2024 and 2023	8

Condensed Consolidated Statements of Operations (unaudited) Quarter and Year ended December 31, 2024 and 2023	9

Earnings per Common Share (unaudited) Quarter and Year ended December 31, 2024 and 2023	10

Hotel Operating Data
Hotel Operating Data for Consolidated Hotels (by Location)	11

Schedule of Comparable Hotel Results	15

Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre	17

Reconciliation of Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share	18

2025 FORECAST INFORMATION

Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2025 Forecasts	19

Schedule of Comparable Hotel Results for Full Year 2025 Forecasts	20

Notes to Financial Information	21

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HOST HOTELS & RESORTS, INC.
Condensed Consolidated Balance Sheets
(unaudited, in millions, except shares and per share amounts)

	December 31, 2024	December 31, 2023

ASSETS
Property and equipment, net	$10,906	$9,624
Right-of-use assets	559	550
Due from managers	36	128
Advances to and investments in affiliates	166	126
Furniture, fixtures and equipment replacement fund	242	217
Notes receivable	79	72
Other	506	382
Cash and cash equivalents	554	1,144
Total assets	$13,048	$12,243

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt⁽¹⁾
Senior notes	$3,993	$3,120
Credit facility, including the term loans of $998 and $997, respectively	992	989
Mortgage and other debt	98	100
Total debt	5,083	4,209
Lease liabilities	560	563
Accounts payable and accrued expenses	351	408
Due to managers	54	64
Other	223	173
Total liabilities	6,271	5,417

Redeemable non-controlling interests - Host Hotels & Resorts, L.P.	165	189

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $0.01, 1,050 million shares authorized, 699.1 million shares and 703.6 million shares issued and outstanding, respectively	7	7
Additional paid-in capital	7,462	7,535
Accumulated other comprehensive loss	(83)	(70)
Deficit	(777)	(839)
Total equity of Host Hotels & Resorts, Inc. stockholders	6,609	6,633
Non-redeemable non-controlling interests—other consolidated partnerships	3	4
Total equity	6,612	6,637
Total liabilities, non-controlling interests and equity	$13,048	$12,243
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(1)Please see our Fourth Quarter 2024 Supplemental Financial Information for more detail on our debt balances and financial covenant ratios under our credit facility and senior notes indentures.

HOST HOTELS & RESORTS, INC.
Condensed Consolidated Statements of Operations
(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Revenues
Rooms	$863	$797	$3,426	$3,244
Food and beverage	431	408	1,716	1,582
Other	134	118	542	485
Total revenues	1,428	1,323	5,684	5,311
Expenses
Rooms	217	197	849	787
Food and beverage	289	269	1,137	1,042
Other departmental and support expenses	361	328	1,383	1,280
Management fees	61	64	254	249
Other property-level expenses	98	93	411	383
Depreciation and amortization	197	186	762	697
Corporate and other expenses⁽¹⁾	42	42	123	132
Net (gain) loss on insurance settlements	6	(29)	(110)	(86)
Total operating costs and expenses	1,271	1,150	4,809	4,484
Operating profit	157	173	875	827
Interest income	11	19	54	75
Interest expense	(59)	(49)	(215)	(191)
Other gains (losses)	(1)	1	—	71
Equity in earnings (losses) of affiliates	(5)	(1)	7	6
Income before income taxes	103	143	721	788
Benefit (provision) for income taxes	6	(9)	(14)	(36)
Net income	109	134	707	752
Less: Net income attributable to non-controlling interests	(1)	(2)	(10)	(12)
Net income attributable to Host Inc.	$108	$132	$697	$740
Basic and diluted earnings per common share	$0.15	$0.19	$0.99	$1.04
___________
(1)Corporate and other expenses include the following items:

	Quarter ended December 31,		Year ended December 31,
	2024	2023	2024	2023
General and administrative costs	$29	$24	$93	$85
Non-cash stock-based compensation expense	7	11	24	30
Litigation accruals	6	7	6	17
Total	$42	$42	$123	$132

HOST HOTELS & RESORTS, INC.
Earnings per Common Share
(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Net income	$109	$134	$707	$752
Less: Net income attributable to non-controlling interests	(1)	(2)	(10)	(12)
Net income attributable to Host Inc.	$108	$132	$697	$740

Basic weighted average shares outstanding	699.0	704.5	702.1	709.7
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	1.9	3.1	1.9	3.1
Diluted weighted average shares outstanding⁽¹⁾	700.9	707.6	704.0	712.8
Basic and diluted earnings per common share	$0.15	$0.19	$0.99	$1.04
___________
(1)Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by non-controlling limited partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels

Comparable Hotel Results by Location(1)

	As of December 31, 2024		Quarter ended December 31, 2024				Quarter ended December 31, 2023
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui	3	1,580	$675.53	62.6%	$422.84	$646.58	$677.86	61.1%	$414.09	$607.76	2.1%	6.4%
Oahu (2)	2	876	468.41	77.4%	362.69	536.20	445.88	74.8%	333.73	530.64	8.7%	1.0%
Miami	2	1,038	543.45	70.3%	381.89	656.15	519.42	70.1%	364.20	634.85	4.9%	3.4%
Jacksonville	1	446	479.66	62.4%	299.52	733.55	462.07	61.0%	282.04	667.98	6.2%	9.8%
New York	3	2,720	482.16	89.9%	433.68	586.91	456.31	86.2%	393.44	554.91	10.2%	5.8%
Phoenix	3	1,545	401.26	70.4%	282.47	688.85	394.12	70.6%	278.15	656.24	1.6%	5.0%
Nashville	2	721	354.34	76.4%	270.87	456.11	349.42	70.0%	244.46	401.31	10.8%	13.7%
Orlando	2	2,448	457.96	55.4%	253.73	528.74	440.40	57.7%	253.96	484.34	(0.1%)	9.2%
Los Angeles/Orange County	3	1,067	296.49	75.3%	223.12	350.33	291.79	78.7%	229.71	362.26	(2.9%)	(3.3%)
San Diego	3	3,294	275.76	70.9%	195.51	377.07	266.67	70.1%	187.00	361.53	4.5%	4.3%
Florida Gulf Coast	3	1,055	306.31	68.5%	209.76	445.67	300.21	69.0%	207.02	451.39	1.3%	(1.3%)
Boston	2	1,496	279.69	73.0%	204.26	272.85	270.00	76.8%	207.42	286.74	(1.5%)	(4.8%)
Washington, D.C. (CBD)	5	3,245	287.20	63.4%	182.12	264.27	276.09	66.5%	183.60	265.57	(0.8%)	(0.5%)
Philadelphia	2	810	246.18	80.1%	197.07	300.45	237.30	78.4%	186.01	297.12	5.9%	1.1%
Northern Virginia	2	916	265.46	71.0%	188.58	324.74	250.71	70.1%	175.77	306.43	7.3%	6.0%
Chicago	3	1,562	257.17	70.3%	180.84	249.48	241.08	67.9%	163.77	234.57	10.4%	6.4%
Seattle	2	1,315	230.58	61.8%	142.52	205.28	229.80	59.8%	137.51	194.01	3.6%	5.8%
Austin	2	767	281.60	66.8%	188.13	323.46	301.13	63.1%	189.87	317.18	(0.9%)	2.0%
San Francisco/San Jose	6	4,162	226.27	56.4%	127.70	191.78	245.15	65.2%	159.91	238.77	(20.1%)	(19.7%)
Houston	5	1,942	211.76	65.8%	139.25	202.92	199.88	65.5%	131.02	192.13	6.3%	5.6%
New Orleans	1	1,333	202.74	68.9%	139.61	215.85	198.05	67.8%	134.37	202.90	3.9%	6.4%
San Antonio	2	1,512	217.39	63.7%	138.50	231.76	209.83	58.4%	122.59	196.80	13.0%	17.8%
Denver	3	1,342	191.18	55.9%	106.88	176.34	188.69	58.3%	109.97	184.52	(2.8%)	(4.4%)
Atlanta	2	810	198.53	62.9%	124.90	200.77	189.95	71.1%	135.11	217.58	(7.6%)	(7.7%)
Other	9	3,007	257.06	64.6%	166.01	265.17	249.08	59.9%	149.16	234.70	11.3%	13.0%
Domestic	73	41,009	320.79	67.2%	215.59	356.48	311.25	67.5%	210.24	345.84	2.5%	3.1%

International	5	1,499	215.21	64.1%	138.01	199.77	179.17	60.8%	108.98	168.78	26.6%	18.4%
All Locations	78	42,508	$317.23	67.1%	$212.86	$351.01	$307.05	67.3%	$206.67	$339.65	3.0%	3.3%
___________
(1)See the Notes to Financial Information for a discussion of comparable hotel operating statistics. Beginning in third quarter of 2024, we have separated the Oahu and Maui markets. CBD of a location refers to the central business district. Hotel RevPAR is calculated as room revenues divided by the available room nights. Hotel Total RevPAR is calculated by dividing the sum of rooms, food and beverage and other revenues by the available room nights.
(2)Prior to our ownership of The Ritz Carlton O'ahu, Turtle Bay, golf revenues were recorded by the property based on gross sales. After our acquisition of the property in July 2024, the golf course operates under a lease agreement, under which we record rental income, resulting in lower total revenues when compared to the periods prior to our ownership.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels (cont.)

Comparable Hotel Results by Location(1)

	As of December 31, 2024		Year ended December 31, 2024				Year ended December 31, 2023
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui	3	1,580	$663.09	60.1%	$398.83	$641.01	$707.50	67.4%	$476.56	$720.14	(16.3%)	(11.0%)
Oahu (2)	2	876	457.70	81.2%	371.85	576.36	442.57	76.4%	338.25	544.70	9.9%	5.8%
Miami	2	1,038	526.83	70.2%	369.84	641.42	533.31	66.9%	356.86	624.20	3.6%	2.8%
Jacksonville	1	446	517.28	71.2%	368.44	840.68	503.57	69.9%	351.80	784.10	4.7%	7.2%
New York	3	2,720	392.96	84.6%	332.63	463.36	373.48	82.6%	308.54	436.70	7.8%	6.1%
Phoenix	3	1,545	395.73	70.0%	276.93	646.95	399.79	71.5%	285.85	637.23	(3.1%)	1.5%
Nashville	2	721	344.36	79.7%	274.37	447.79	344.85	74.5%	256.76	396.48	6.9%	12.9%
Orlando	2	2,448	383.93	65.1%	249.76	528.04	384.63	67.9%	261.32	521.26	(4.4%)	1.3%
Los Angeles/Orange County	3	1,067	297.23	78.1%	232.13	350.62	300.29	81.7%	245.49	360.91	(5.4%)	(2.9%)
San Diego	3	3,294	293.18	78.9%	231.22	433.50	282.20	78.4%	221.29	414.34	4.5%	4.6%
Florida Gulf Coast	3	1,055	321.75	69.9%	224.78	492.13	321.00	70.7%	226.95	497.52	(1.0%)	(1.1%)
Boston	2	1,496	280.30	78.1%	218.97	287.46	264.18	78.2%	206.66	275.90	6.0%	4.2%
Washington, D.C. (CBD)	5	3,245	288.63	69.1%	199.43	289.57	276.74	70.1%	193.92	280.31	2.8%	3.3%
Philadelphia	2	810	237.00	80.4%	190.56	289.97	231.94	79.7%	184.83	288.44	3.1%	0.5%
Northern Virginia	2	916	258.13	72.5%	187.25	296.74	243.70	70.4%	171.48	268.97	9.2%	10.3%
Chicago	3	1,562	255.54	70.4%	180.01	249.73	243.59	68.9%	167.80	238.73	7.3%	4.6%
Seattle	2	1,315	248.84	68.3%	169.99	230.55	239.33	66.8%	159.81	218.64	6.4%	5.5%
Austin	2	767	256.02	66.3%	169.83	300.41	269.26	65.7%	176.88	311.25	(4.0%)	(3.5%)
San Francisco/San Jose	6	4,162	241.04	65.3%	157.34	231.55	251.98	66.4%	167.25	244.44	(5.9%)	(5.3%)
Houston	5	1,942	214.37	69.6%	149.28	208.63	201.17	69.4%	139.51	195.30	7.0%	6.8%
New Orleans	1	1,333	193.96	71.4%	138.52	218.31	196.29	68.6%	134.72	203.93	2.8%	7.1%
San Antonio	2	1,512	216.95	62.0%	134.48	218.75	215.77	61.4%	132.55	212.13	1.5%	3.1%
Denver	3	1,342	199.13	66.8%	133.12	205.67	192.48	63.3%	121.90	181.72	9.2%	13.2%
Atlanta	2	810	202.78	61.8%	125.29	206.10	190.67	74.0%	141.12	227.52	(11.2%)	(9.4%)
Other	9	3,007	278.09	65.4%	181.93	283.43	278.61	63.8%	177.72	272.86	2.4%	3.9%
Domestic	73	41,009	310.28	70.7%	219.29	362.10	307.86	70.7%	217.73	355.24	0.7%	1.9%

International	5	1,499	200.88	63.4%	127.43	184.07	186.14	62.4%	116.16	168.42	9.7%	9.3%
All Locations	78	42,508	$306.81	70.4%	$216.06	$355.88	$304.06	70.4%	$214.15	$348.70	0.9%	2.1%
___________
(1)See the Notes to Financial Information for a discussion of comparable hotel operating statistics. Beginning in third quarter of 2024, we have separated the Oahu and Maui markets. CBD of a location refers to the central business district. Hotel RevPAR is calculated as room revenues divided by the available room nights. Hotel Total RevPAR is calculated by dividing the sum of rooms, food and beverage and other revenues by the available room nights.
(2)Prior to our ownership of The Ritz Carlton O'ahu, Turtle Bay, golf revenues were recorded by the property based on gross sales. After our acquisition of the property in July 2024, the golf course operates under a lease agreement, under which we record rental income, resulting in lower total revenues when compared to the periods prior to our ownership.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels (cont.)

Results by Location - actual, based on ownership period(1)

	As of December 31,
	2024	2023	Quarter ended December 31, 2024				Quarter ended December 31, 2023
Location	No. of Properties	No. of Properties	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui	3	3	$675.53	62.6%	$422.84	$646.58	$677.86	61.1%	$414.09	$607.76	2.1%	6.4%
Oahu	2	1	468.41	77.4%	362.69	536.20	205.16	94.5%	193.96	225.46	87.0%	137.8%
Miami	2	2	543.45	70.3%	381.89	656.15	519.42	70.1%	364.20	634.85	4.9%	3.4%
Jacksonville	1	1	479.66	62.4%	299.52	733.55	462.07	61.0%	282.04	667.98	6.2%	9.8%
New York	3	2	482.16	89.9%	433.68	586.91	425.56	86.1%	366.52	521.48	18.3%	12.5%
Phoenix	3	3	401.26	70.4%	282.47	688.85	394.12	70.6%	278.15	656.24	1.6%	5.0%
Nashville	2	—	354.34	76.4%	270.87	456.11	—	—%	—	—	—%	—%
Orlando	2	2	457.96	55.4%	253.73	528.74	440.40	57.7%	253.96	484.34	(0.1%)	9.2%
Los Angeles/Orange County	3	3	296.49	75.3%	223.12	350.33	291.79	78.7%	229.71	362.26	(2.9%)	(3.3%)
San Diego	3	3	275.76	70.9%	195.51	377.07	266.67	70.1%	187.00	361.53	4.5%	4.3%
Florida Gulf Coast	5	5	442.20	53.2%	235.15	487.58	434.92	66.5%	289.30	611.32	(18.7%)	(20.2%)
Boston	2	2	279.69	73.0%	204.26	272.85	270.00	76.8%	207.42	286.74	(1.5%)	(4.8%)
Washington, D.C. (CBD)	5	5	287.20	63.4%	182.12	264.27	276.09	66.5%	183.60	265.57	(0.8%)	(0.5%)
Philadelphia	2	2	246.18	80.1%	197.07	300.45	237.30	78.4%	186.01	297.12	5.9%	1.1%
Northern Virginia	2	2	265.46	71.0%	188.58	324.74	250.71	70.1%	175.77	306.43	7.3%	6.0%
Chicago	3	3	257.17	70.3%	180.84	249.48	241.08	67.9%	163.77	234.57	10.4%	6.4%
Seattle	2	2	230.58	61.8%	142.52	205.28	229.80	59.8%	137.51	194.01	3.6%	5.8%
Austin	2	2	281.60	66.8%	188.13	323.46	301.13	63.1%	189.87	317.18	(0.9%)	2.0%
San Francisco/San Jose	6	6	226.27	56.4%	127.70	191.78	245.15	65.2%	159.91	238.77	(20.1%)	(19.7%)
Houston	5	5	211.76	65.8%	139.25	202.92	199.88	65.5%	131.02	192.13	6.3%	5.6%
New Orleans	1	1	202.74	68.9%	139.61	215.85	198.05	67.8%	134.37	202.90	3.9%	6.4%
San Antonio	2	2	217.39	63.7%	138.50	231.76	209.83	58.4%	122.59	196.80	13.0%	17.8%
Denver	3	3	191.18	55.9%	106.88	176.34	188.69	58.3%	109.97	184.52	(2.8%)	(4.4%)
Atlanta	2	2	198.53	62.9%	124.90	200.77	189.95	71.1%	135.11	217.58	(7.6%)	(7.7%)
Other	10	10	296.50	65.0%	192.83	303.09	287.52	60.4%	173.53	270.49	11.1%	12.1%
Domestic	76	72	328.23	66.6%	218.52	362.78	310.69	67.5%	209.58	348.42	4.3%	4.1%

International	5	5	215.21	64.1%	138.01	199.77	179.17	60.8%	108.98	168.78	26.6%	18.4%
All Locations	81	77	$324.47	66.5%	$215.75	$357.20	$306.45	67.2%	$205.99	$342.06	4.7%	4.4%
___________
(1)Represents the results of the portfolio for the time period of our ownership, including the results of non-comparable properties, dispositions through their date of disposal and acquisitions beginning as of the date of acquisition.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels (cont.)

Results by Location - actual, based on ownership period(1)

	As of December 31,
	2024	2023	Year ended December 31, 2024				Year ended December 31, 2023
Location	No. of Properties	No. of Properties	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Maui	3	3	$663.09	60.1%	$398.83	$641.01	$707.50	67.4%	$476.56	$720.14	(16.3%)	(11.0%)
Oahu	2	1	345.57	85.7%	296.02	412.98	209.18	88.9%	185.90	215.50	59.2%	91.6%
Miami	2	2	526.83	70.2%	369.84	641.42	533.31	66.9%	356.86	624.20	3.6%	2.8%
Jacksonville	1	1	517.28	71.2%	368.44	840.68	503.57	69.9%	351.80	784.10	4.7%	7.2%
New York	3	2	385.01	84.9%	326.69	453.98	349.99	82.7%	289.53	412.23	12.8%	10.1%
Phoenix	3	3	395.73	70.0%	276.93	646.95	397.16	71.7%	284.75	628.10	(2.7%)	3.0%
Nashville	2	—	355.16	81.3%	288.88	467.80	—	—%	—	—	—%	—%
Orlando	2	2	383.93	65.1%	249.76	528.04	384.63	67.9%	261.32	521.26	(4.4%)	1.3%
Los Angeles/Orange County	3	3	297.23	78.1%	232.13	350.62	300.29	81.7%	245.49	360.91	(5.4%)	(2.9%)
San Diego	3	3	293.18	78.9%	231.22	433.50	282.20	78.4%	221.29	414.34	4.5%	4.6%
Florida Gulf Coast	5	5	467.55	65.7%	307.37	642.56	388.97	60.6%	235.74	497.91	30.4%	29.1%
Boston	2	2	280.30	78.1%	218.97	287.46	264.18	78.2%	206.66	275.90	6.0%	4.2%
Washington, D.C. (CBD)	5	5	288.63	69.1%	199.43	289.57	276.74	70.1%	193.92	280.31	2.8%	3.3%
Philadelphia	2	2	237.00	80.4%	190.56	289.97	231.94	79.7%	184.83	288.44	3.1%	0.5%
Northern Virginia	2	2	258.13	72.5%	187.25	296.74	243.70	70.4%	171.48	268.97	9.2%	10.3%
Chicago	3	3	255.54	70.4%	180.01	249.73	243.59	68.9%	167.80	238.73	7.3%	4.6%
Seattle	2	2	248.84	68.3%	169.99	230.55	239.33	66.8%	159.81	218.64	6.4%	5.5%
Austin	2	2	256.02	66.3%	169.83	300.41	269.26	65.7%	176.88	311.25	(4.0%)	(3.5%)
San Francisco/San Jose	6	6	241.04	65.3%	157.34	231.55	251.98	66.4%	167.25	244.44	(5.9%)	(5.3%)
Houston	5	5	214.37	69.6%	149.28	208.63	201.17	69.4%	139.51	195.30	7.0%	6.8%
New Orleans	1	1	193.96	71.4%	138.52	218.31	196.29	68.6%	134.72	203.93	2.8%	7.1%
San Antonio	2	2	216.95	62.0%	134.48	218.75	215.77	61.4%	132.55	212.13	1.5%	3.1%
Denver	3	3	199.13	66.8%	133.12	205.67	192.48	63.3%	121.90	181.72	9.2%	13.2%
Atlanta	2	2	202.78	61.8%	125.29	206.10	190.67	74.0%	141.12	227.52	(11.2%)	(9.4%)
Other	10	10	308.67	65.6%	202.53	314.00	313.84	64.2%	201.47	308.08	0.5%	1.9%
Domestic	76	72	314.82	70.4%	221.71	368.78	305.83	70.2%	214.78	352.38	3.2%	4.7%

International	5	5	200.88	63.4%	127.43	184.07	186.14	62.4%	116.16	168.42	9.7%	9.3%
All Locations	81	77	$311.21	70.2%	$218.41	$362.37	$302.03	69.9%	$211.27	$345.86	3.4%	4.8%
___________
(1)Represents the results of the portfolio for the time period of our ownership, including the results of non-comparable properties, dispositions through their date of disposal and acquisitions beginning as of the date of acquisition.

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results (1)
(unaudited, in millions, except hotel statistics)

	Quarter ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Number of hotels	78	78	78	78
Number of rooms	42,508	42,508	42,508	42,508
Change in comparable hotel Total RevPAR	3.3%	—	2.1%	—
Change in comparable hotel RevPAR	3.0%	—	0.9%	—
Operating profit margin⁽²⁾	11.0%	13.1%	15.4%	15.6%
Comparable hotel EBITDA margin⁽²⁾	28.1%	27.8%	29.2%	29.8%
Food and beverage profit margin⁽²⁾	32.9%	34.1%	33.7%	34.1%
Comparable hotel food and beverage profit margin⁽²⁾	33.5%	33.6%	33.7%	33.9%

Net income	$109	$134	$707	$752
Depreciation and amortization	197	186	762	697
Interest expense	59	49	215	191
Provision (benefit) for income taxes	(6)	9	14	36
Gain on sale of property and corporate level income/expense	43	20	(8)	(23)
Property transaction adjustments⁽³⁾	—	21	42	87
Non-comparable hotel results, net⁽⁴⁾	(15)	(49)	(110)	(123)
Comparable hotel EBITDA⁽¹⁾	$387	$370	$1,622	$1,617
___________
(1)See the Notes to Financial Information for a discussion of comparable hotel results, which are non-GAAP measures, and the limitations on their use. For additional information on comparable hotel EBITDA by location, see the Fourth Quarter 2024 Supplemental Financial Information posted on our website.
(2)Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the unaudited condensed consolidated statements of operations. Comparable hotel margins are calculated using amounts presented in the following tables, which include reconciliations to the applicable GAAP results:

	Quarter ended December 31, 2024					Quarter ended December 31, 2023
		Adjustments					Adjustments
	GAAP Results	Property transaction adjustments ⁽³⁾	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable hotel Results	GAAP Results	Property transaction adjustments (3)	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable hotel Results
Revenues
Room	$863	$—	$(29)	$—	$834	$797	$50	$(38)	$—	$809
Food and beverage	431	—	(19)	—	412	408	20	(27)	—	401
Other	134	—	(5)	—	129	118	10	(8)	—	120
Total revenues	1,428	—	(53)	—	1,375	1,323	80	(73)	—	1,330
Expenses
Room	217	—	(6)	—	211	197	11	(7)	—	201
Food and beverage	289	—	(15)	—	274	269	16	(19)	—	266
Other	520	—	(17)	—	503	485	32	(24)	—	493
Depreciation and amortization	197	—	—	(197)	—	186	—	—	(186)	—
Corporate and other expenses	42	—	—	(42)	—	42	—	—	(42)	—
Net (gain) loss on insurance settlements	6	—	—	(6)	—	(29)	—	26	3	—
Total expenses	1,271	—	(38)	(245)	988	1,150	59	(24)	(225)	960
Operating Profit - Comparable hotel EBITDA	$157	$—	$(15)	$245	$387	$173	$21	$(49)	$225	$370

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results (1) (cont.)
(unaudited, in millions, except hotel statistics)

	Year ended December 31, 2024					Year ended December 31, 2023
		Adjustments					Adjustments
	GAAP Results	Property transaction adjustments ⁽³⁾	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable hotel Results	GAAP Results	Property transaction adjustments (3)	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable hotel Results
Revenues
Room	$3,426	$93	$(152)	$—	$3,367	$3,244	$186	$(103)	$—	$3,327
Food and beverage	1,716	39	(108)	—	1,647	1,582	73	(65)	—	1,590
Other	542	22	(32)	—	532	485	40	(24)	—	501
Total revenues	5,684	154	(292)	—	5,546	5,311	299	(192)	—	5,418
Expenses
Room	849	23	(29)	—	843	787	44	(21)	—	810
Food and beverage	1,137	32	(76)	—	1,093	1,042	59	(49)	—	1,052
Other	2,048	57	(96)	—	2,009	1,912	109	(74)	—	1,947
Depreciation and amortization	762	—	—	(762)	—	697	—	—	(697)	—
Corporate and other expenses	123	—	—	(123)	—	132	—	—	(132)	—
Net (gain) loss on insurance settlements	(110)	—	19	70	(21)	(86)	—	75	3	(8)
Total expenses	4,809	112	(182)	(815)	3,924	4,484	212	(69)	(826)	3,801
Operating Profit - Comparable hotel EBITDA	$875	$42	$(110)	$815	$1,622	$827	$87	$(123)	$826	$1,617
(3)Property transaction adjustments represent the following items: (i) the elimination of results of operations of hotels sold or held-for-sale as of the reporting date, which operations are included in our unaudited condensed consolidated statements of operations as continuing operations, and (ii) the addition of results for periods prior to our ownership for hotels acquired as of the reporting date.
(4)Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, and (ii) gains on business interruption proceeds covering lost revenues while the property was considered non-comparable.

HOST HOTELS & RESORTS, INC.
Reconciliation of Net Income to
EBITDA, EBITDAre and Adjusted EBITDAre (1)
(unaudited, in millions)

	Quarter ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Net income⁽²⁾	$109	$134	$707	$752
Interest expense	59	49	215	191
Depreciation and amortization	197	186	762	697
Income taxes	(6)	9	14	36
EBITDA⁽²⁾	359	378	1,698	1,676
Gain on dispositions⁽³⁾	—	(1)	—	(70)
Equity investment adjustments:
Equity in (earnings) losses of affiliates	5	1	(7)	(6)
Pro rata EBITDAre of equity investments⁽⁴⁾	3	3	35	32
EBITDAre⁽²⁾	367	381	1,726	1,632
Adjustments to EBITDAre:
Net (gain) loss on property insurance settlements	6	(3)	(70)	(3)
Adjusted EBITDAre⁽²⁾	$373	$378	$1,656	$1,629
___________
(1)See the Notes to Financial Information for discussion of non-GAAP measures.
(2)Net income, EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO for the quarter and year ended December 31, 2024 include a loss of $6 million related to inventory impairment expense recorded by our Maui timeshare joint venture, reflected through equity in (earnings) losses of affiliates.
(3)Reflects the sale of one hotel in 2023.
(4)Unrealized gains of our unconsolidated investments are not recognized in our EBITDAre, Adjusted EBITDAre, NAREIT FFO or Adjusted FFO until they have been realized by the unconsolidated partnership.

HOST HOTELS & RESORTS, INC.
Reconciliation of Diluted Earnings per Common Share to
NAREIT and Adjusted Funds From Operations per Diluted Share (1)
(unaudited, in millions, except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Net income⁽²⁾	$109	$134	$707	$752
Less: Net income attributable to non-controlling interests	(1)	(2)	(10)	(12)
Net income attributable to Host Inc.	108	132	697	740
Adjustments:
Gain on dispositions⁽³⁾	—	(1)	—	(70)
Net (gain) loss on property insurance settlements	6	(3)	(70)	(3)
Depreciation and amortization	196	185	760	695
Equity investment adjustments:
Equity in (earnings) losses of affiliates	5	1	(7)	(6)
Pro rata FFO of equity investments⁽⁴⁾	(1)	—	17	20
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	—	—	(1)	(1)
FFO adjustments for non-controlling interests of Host L.P.	(2)	(3)	(9)	(9)
NAREIT FFO⁽²⁾	312	311	1,387	1,366
Adjustments to NAREIT FFO:
Loss on debt extinguishment	—	—	—	4
Adjusted FFO⁽²⁾	$312	$311	$1,387	$1,370

For calculation on a per share basis:⁽[5]⁾

Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	700.9	707.6	704.0	712.8
Diluted earnings per common share	$0.15	$0.19	$0.99	$1.04
NAREIT FFO per diluted share	$0.44	$0.44	$1.97	$1.92
Adjusted FFO per diluted share	$0.44	$0.44	$1.97	$1.92
___________
(1-4)Refer to the corresponding footnote on the Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre.
(5)Diluted earnings per common share, NAREIT FFO per diluted share and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling limited partners and other non-controlling interests that have the option to convert their limited partner interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.
Reconciliation of Net Income to
EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to
NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2025 Forecasts (1)(2)
(unaudited, in millions)

	Full Year 2025
	Low-end of range	High-end of range
Net income	$486	$546
Interest expense	240	240
Depreciation and amortization	780	780
Income taxes	26	27
EBITDA	1,532	1,593
Equity investment adjustments:
Equity in earnings of affiliates	(12)	(13)
Pro rata EBITDAre of equity investments	46	46
EBITDAre	1,566	1,626
Adjustments to EBITDAre:
Non-cash stock-based compensation expense ⁽²⁾	24	24
Adjusted EBITDAre	$1,590	$1,650

	Full Year 2025
	Low-end of range	High-end of range
Net income	$486	$546
Less: Net income attributable to non-controlling interests	(7)	(8)
Net income attributable to Host Inc.	479	538
Adjustments:
Depreciation and amortization	777	777
Equity investment adjustments:
Equity in earnings of affiliates	(12)	(13)
Pro rata FFO of equity investments	23	24
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	(1)	(1)
FFO adjustment for non-controlling interests of Host LP	(11)	(11)
NAREIT FFO	1,255	1,314
Adjustments to NAREIT FFO:
Non-cash stock-based compensation expense ⁽²⁾	24	24
Adjusted FFO	$1,279	$1,338

Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	701.7	701.7
Diluted earnings per common share	$0.68	$0.77
NAREIT FFO per diluted share	$1.79	$1.87
Adjusted FFO per diluted share	$1.82	$1.91

_______________
(1)The Forecasts are based on the below assumptions:
•Comparable hotel RevPAR will increase 0.5% to 2.5% compared to 2024 for the low and high end of the forecast range. This forecast assumes a moderate recovery at our Maui properties, however the timing of Maui's full recovery remains uncertain.
•Comparable hotel EBITDA margins will decline 210 basis points to 150 basis points compared to 2024 for the low and high ends of the forecasted comparable hotel RevPAR range, respectively.
•We expect to spend approximately $580 million to $670 million on capital expenditures.
•Assumes no acquisitions or dispositions during the year.
•The Don CeSar will remain closed due to Hurricanes Helene and Milton through late first quarter 2025. Additionally, 2025 forecasts include approximately $9 million of gain from business interruption proceeds related to the hurricanes.
For a discussion of items that may affect forecast results, see the Notes to Financial Information.
(2)    Effective January 1, 2025, we will exclude the expense recorded for non-cash stock-based compensation from our presentation of Adjusted EBITDAre and Adjusted FFO per diluted share. In 2024, this amount totaled $24 million.

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results for Full Year 2025 Forecasts (1)(2)
(unaudited, in millions)

	Full Year 2025
	Low-end of range	High-end of range
Operating profit margin(3)	11.8%	12.6%
Comparable hotel EBITDA margin(3)	27.2%	27.8%

Net income	$486	$546
Depreciation and amortization	780	780
Interest expense	240	240
Provision for income taxes	26	27
Gain on sale of property and corporate level income/expense	77	79
Non-comparable hotel results, net(4)	(17)	(18)
Condominium sales (5)	(21)	(21)
Comparable hotel EBITDA(1)	$1,571	$1,633
___________
(1)See "Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2025 Forecasts" for other forecast assumptions.
(2)Forecast comparable hotel results include 79 hotels (of our 81 hotels owned at December 31, 2024) that we have assumed will be classified as comparable as of December 31, 2025. See footnote (4) for details on our non-comparable hotel results.
(3)Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the unaudited condensed consolidated statements of operations. Comparable hotel margins are calculated using amounts presented in the following tables, which include reconciliations to the applicable GAAP results:

	Low-end of range					High-end of range
		Adjustments					Adjustments
	GAAP Results	Non-comparable hotel results, net	Condominium sales	Depreciation and corporate level items	Comparable hotel Results	GAAP Results	Non-comparable hotel results, net	Condominium sales	Depreciation and corporate level items	Comparable hotel Results
Revenues
Rooms	$3,510	$(43)	$—	$—	$3,467	$3,580	$(44)	$—	$—	$3,536
Food and beverage	1,769	(15)	—	—	1,754	1,796	(15)	—	—	1,781
Other	717	(9)	(153)	—	555	726	(9)	(153)	—	564
Total revenues	5,996	(67)	(153)	—	5,776	6,102	(68)	(153)	—	5,881
Expenses
Hotel expenses	4,396	(59)	(132)	—	4,205	4,439	(59)	(132)	—	4,248
Depreciation and amortization	780	—	—	(780)	—	780	—	—	(780)	—
Corporate and other expenses	120	—	—	(120)	—	123	—	—	(123)	—
Net gain on insurance settlements	(9)	9	—	—	—	(9)	9	—	—	—
Total expenses	5,287	(50)	(132)	(900)	4,205	5,333	(50)	(132)	(903)	4,248
Operating Profit - Comparable hotel EBITDA	$709	$(17)	$(21)	$900	$1,571	$769	$(18)	$(21)	$903	$1,633

(4)Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, and (ii) gains on business interruption proceeds covering lost revenues while the property was considered non-comparable. The following are expected to be non-comparable for full year 2025:
•Alila Ventana Big Sur (business disruption due to the collapse of a portion of Highway 1, causing closure of the hotel beginning in March 2024, reopened in May 2024); and
•The Don CeSar (business disruption due to Hurricane Helene resulting in closure of the hotel beginning at the end of September 2024).
(5)    Includes revenues and costs, including marketing expenses of approximately $4 million, related to the development and sale of condominium units at the Four Seasons Resort Orlando at Walt Disney World® Resort.

HOST HOTELS & RESORTS, INC.
Notes to Financial Information
FORECASTS
Our forecast of net income, earnings per diluted share, NAREIT and Adjusted FFO per diluted share, EBITDA, EBITDAre, Adjusted EBITDAre and comparable hotel results are forward-looking statements and are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause actual results and performance to differ materially from those expressed or implied by these forecasts. Although we believe the expectations reflected in the forecasts are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that the results will not be materially different. Risks that may affect these assumptions and forecasts include the following: potential changes in overall economic outlook make it inherently difficult to forecast the level of RevPAR; the amount and timing of debt payments may change significantly based on market conditions, which will directly affect the level of interest expense and net income; the amount and timing of transactions involving shares of our common stock may change based on market conditions; and other risks and uncertainties associated with our business described herein and in our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC.
COMPARABLE HOTEL OPERATING STATISTICS AND RESULTS
To facilitate a year-to-year comparison of our operations, we present certain operating statistics (i.e., Total RevPAR, RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in our reports on a comparable hotel basis in order to enable our investors to better evaluate our operating performance. We define our comparable hotels as those that: (i) are owned or leased by us as of the reporting date and are not classified as held-for-sale; and (ii) have not sustained substantial property damage or business interruption, or undergone large-scale capital projects, in each case requiring closures lasting one month or longer (as further defined below), during the reporting periods being compared.
We make adjustments to include recent acquisitions to include results for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. Additionally, operating results of hotels that we sell are excluded from the comparable hotel set once the transaction has closed or the hotel is classified as held-for-sale.
The hotel business is capital-intensive and renovations are a regular part of the business. Generally, hotels under renovation remain comparable hotels. A large-scale capital project would cause a hotel to be excluded from our comparable hotel set if it requires the entire property to be closed to hotel guests for one month or longer.
Similarly, hotels are excluded from our comparable hotel set from the date that they sustain substantial property damage or business interruption if it requires the property to be closed to hotel guests for one month or longer. In each case, these hotels are returned to the comparable hotel set when the operations of the hotel have been included in our consolidated results for one full calendar year after the hotel has reopened. Often, related to events that cause property damage and the closure of a hotel, we will collect business interruption insurance proceeds for the near-term loss of business. These proceeds are included in net gain on insurance settlements on our condensed consolidated statements of operations. Business interruption insurance gains covering lost revenues while the property was considered non-comparable also will be excluded from the comparable hotel results.
Of the 81 hotels that we owned as of December 31, 2024, 78 have been classified as comparable hotels. The operating results of the following properties that we owned as of December 31, 2024 are excluded from comparable hotel results for these periods:
•The Don CeSar (business disruption due to Hurricane Helene resulting in closure of the hotel beginning at the end of September 2024);
•Alila Ventana Big Sur (business disruption due to the collapse of a portion of Highway 1, causing closure of the hotel beginning in March 2024, reopened in May 2024);
•The Ritz-Carlton, Naples (business disruption due to Hurricane Ian beginning in September 2022, reopened in July 2023); and
•Sales and marketing expenses related to the development and sale of condominium units on a development parcel adjacent to Four Seasons Resort Orlando at Walt Disney World® Resort.
FOREIGN CURRENCY TRANSLATION
Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. Therefore, hotel statistics and results for non-U.S. properties include the effect of currency fluctuations, consistent with our financial statement presentation.
NON-GAAP FINANCIAL MEASURES
Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, (iii) EBITDAre and Adjusted EBITDAre, and (iv)

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
Comparable Hotel Operating Statistics and Results. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.
NAREIT FFO AND NAREIT FFO PER DILUTED SHARE
We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. As noted in NAREIT’s Funds From Operations White Paper – 2018 Restatement, NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding depreciation and amortization related to certain real estate assets, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment expense of certain real estate assets and investments and adjustments for consolidated partially owned entities and unconsolidated affiliates. Adjustments for consolidated partially owned entities and unconsolidated affiliates are calculated to reflect our pro rata share of the FFO of those entities on the same basis.
We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of diluted earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairment expense and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its Funds From Operations White Paper – 2018 Restatement, the primary purpose for including FFO as a supplemental measure of operating performance of a REIT is to address the artificial nature of historical cost depreciation and amortization of real estate and real estate-related assets mandated by GAAP. For these reasons, NAREIT adopted the FFO metric in order to promote a uniform industry-wide measure of REIT operating performance.
Adjusted FFO per Diluted Share
We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of diluted earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:
•Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs from the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.
•Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.
•Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider to be outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.
•Severance Expense – In certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.
•Effective January 1, 2025, we will exclude the expense recorded for non-cash stock-based compensation, as it represents a non-cash transaction and the add back is consistent with the calculation of Adjusted EBITDA for our financial covenant ratios under our credit facility and senior notes indentures and consistent with the presentation of Adjusted FFO per diluted share for the majority of other lodging REIT filers. In 2024, this amount totaled $24 million.

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
In unusual circumstances, we also may adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2017, as a result of the reduction of the U.S. federal corporate income tax rate from 35% to 21% by the Tax Cuts and Jobs Act, we remeasured our domestic deferred tax assets as of December 31, 2017 and recorded a one-time adjustment to reduce our deferred tax assets and to increase the provision for income taxes by approximately $11 million. We do not consider this adjustment to be reflective of our ongoing operating performance and, therefore, we excluded this item from Adjusted FFO.
EBITDA
Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners that are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, it is widely used by management in the annual budget process and for our compensation programs.
EBITDAre and Adjusted EBITDAre
We present EBITDAre in accordance with NAREIT guidelines, as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate,” to provide an additional performance measure to facilitate the evaluation and comparison of the Company’s results with other REITs. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) excluding interest expense, income tax, depreciation and amortization, gains or losses on disposition of depreciated property (including gains or losses on change of control), impairment expense for depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustments to reflect the entity’s pro rata share of EBITDAre of unconsolidated affiliates.
We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s understanding of our operating performance. Adjusted EBITDAre also is similar to the measure used to calculate certain credit ratios for our credit facility and senior notes. We adjust EBITDAre for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDAre:
•Property Insurance Gains and Property Damage Losses – We exclude the effect of property insurance gains reflected in our condensed consolidated statements of operations because we believe that including them in Adjusted EBITDAre is not consistent with reflecting the ongoing performance of our assets. In addition, property insurance gains could be less important to investors given that the depreciated asset book value written off in connection with the calculation of the property insurance gain often does not reflect the market value of real estate assets. Similarly, losses from property damage or remediation costs that are not covered through insurance are excluded.
•Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.
•Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider to be outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.
•Severance Expense – In certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.
•Effective January 1, 2025, we will exclude the expense recorded for non-cash stock-based compensation, as it represents a non-cash transaction and the add back is consistent with the calculation of Adjusted EBITDA for our financial covenant ratios under our credit facility and senior notes indentures and consistent with the presentation of Adjusted EBITDAre for the majority of other lodging REIT filers. In 2024, this amount totaled $24 million.
In unusual circumstances, we also may adjust EBITDAre for gains or losses that management believes are not representative of the Company’s current operating performance. The last adjustment of this nature was a 2013 exclusion of a gain from an eminent domain claim.

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA, EBITDAre and Adjusted EBITDAre
We calculate EBITDAre and NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies that do not use the NAREIT definition of EBITDAre and FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although EBITDAre and FFO per diluted share are useful measures when comparing our results to other REITs, they may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share and Adjusted EBITDAre, which measures are not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs or by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA, EBITDAre and Adjusted EBITDAre purposes only), severance expense related to significant property-level reconfiguration and other items have been, and will be, made and are not reflected in the EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and consolidated statements of cash flows in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as measures of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as measures of, amounts that accrue directly to stockholders’ benefit.
Similarly, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of our equity investments, and NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of non-controlling partners in consolidated partnerships. Our equity investments consist of interests ranging from 11% to 67% in eight domestic and international partnerships that own a total of 40 properties and a vacation ownership development. Due to the voting rights of the outside owners, we do not control and, therefore, do not consolidate these entities. The non-controlling partners in consolidated partnerships primarily consist of the approximate 1% interest in Host LP held by unaffiliated limited partners and a 15% interest held by an unaffiliated limited partner in a partnership owning one hotel for which we do control the entity and, therefore, consolidate its operations. These pro rata results for NAREIT FFO and Adjusted FFO per diluted share, EBITDAre and Adjusted EBITDAre were calculated as set forth in the definitions above. Readers should be cautioned that the pro rata results presented in these measures for consolidated partnerships (for NAREIT FFO and Adjusted FFO per diluted share) and equity investments may not accurately depict the legal and economic implications of our investments in these entities.
Comparable Hotel Property Level Operating Results
We present certain operating results for our hotels, such as hotel revenues, expenses, food and beverage profit, and EBITDA (and the related margins), on a comparable hotel, or "same store," basis as supplemental information for our investors. Our comparable hotel results present operating results for our hotels without giving effect to dispositions or properties that experienced closures due to renovations or property damage, as discussed in “Comparable Hotel Operating Statistics and Results” above. We present comparable hotel EBITDA to help us and our investors evaluate the ongoing operating performance of our comparable hotels after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization expense). Corporate-level costs and expenses also are removed to arrive at property-level results. We believe these property-level results provide investors with supplemental information about the ongoing operating performance of our comparable hotels. Comparable hotel results are presented both by location and for the Company’s properties in the aggregate. We eliminate from our comparable hotel level operating results severance costs related to broad-based and significant property-level reconfiguration that is not considered to be within the normal course of business, as we believe this elimination provides useful supplemental information that is beneficial to an investor’s understanding of our ongoing operating performance. We also eliminate depreciation and amortization expense because, even though depreciation and amortization expense are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values historically have risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient.
Because of the elimination of corporate-level costs and expenses, gains or losses on disposition, certain severance expenses and depreciation and amortization expense, the comparable hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our condensed consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.
We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors. While management believes that presentation of comparable

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
hotel results is a supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of our hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results in the aggregate. For these reasons, we believe comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.